TRANSFER AGENT SERVICING AGREEMENT


      THIS AGREEMENT is made and entered into as of this 15th day of April, 2005, by and between KEELEY FUNDS, INC., a Maryland corporation (the "Company"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

      WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

      WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

      WHEREAS, the Company desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Company listed on Exhibit A hereto (as amended from time to time) (each a "Fund" and collectively, the "Funds").

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.    APPOINTMENT OF USBFS AS TRANSFER AGENT

      The Company hereby appoints USBFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

1.    SERVICES AND DUTIES OF USBFS

      USBFS shall provide the following transfer agent and dividend disbursing agent services to the Fund:

      A. Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act.

      B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Company's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

      C. Arrange for the issuance of shares obtained through transfers of funds from Fund shareholders' accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund's prospectus (the "Prospectus").

      D. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company's custodian.

      E. Pay monies upon receipt from the Company's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

      F. Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

      G. Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

      H. Prepare and transmit payments for dividends and distributions declared by the Company with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

      I. Serve as the Fund's agent in connection with accumulation, open account or similar plans (e.g., periodic investment plans and periodic withdrawal plans).

      J. Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

      K. Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent.

      L. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

      M. Prepare shareholder meeting lists and, as necessary, mail, receive and tabulate proxies.

      N.    Mail shareholder reports and Prospectuses to current shareholders.

      O. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

      P. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

      Q. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal tax laws and regulations.

      R. Provide a Blue Sky system that will enable the Company to monitor the total number of shares of the Fund sold in each state; provided that the Company, not USBFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

      S. Answer correspondence from shareholders, securities brokers and others relating to USBFS's duties hereunder.

      T. Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which USBFS is responsible in accordance with the "as of" processing guidelines set forth on Exhibit B hereto.

3.    ANTI-MONEY LAUNDERING PROGRAM

      The Company acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer's identity (collectively, the "Procedures"). Further, the Company has determined that the Procedures, as part of the Company's overall anti-money laundering program, are reasonably designed to prevent the Fund from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the USA Patriot Act of 2002 and the implementing regulations thereunder.

      Based on this determination, the Company hereby instructs and directs USBFS to implement the Procedures on the Company's behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Company's anti-money laundering responsibilities.

      USBFS agrees to provide to the Company:

      (a) Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering activity in connection with the Company or any shareholder of the Fund;

      (b) Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that the Company agrees not to communicate this information to the customer;

      (c) Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS's anti-money laundering monitoring on behalf of the Company;

      (d) Prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and

      (e) Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Company.

      The Company hereby directs, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS's implementation of the Procedures, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBFS's implementation of the Procedures on behalf of the Company.

4.    COMPENSATION

      USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1 1/2% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Company to USBFS shall only be paid out of assets and property of the particular Fund involved.

5.    REPRESENTATIONS AND WARRANTIES

      A. The Company hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

            (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

            (2) This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

            (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

            (4) A registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares.

      B. USBFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

            (1) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

            (2) This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

            (3) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

            (4)   It is a registered transfer agent under the Exchange Act.

6.    STANDARD OF CARE; INDEMNIFICATION; LIMITATION OF LIABILITY

      A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, as approved by the Board of Directors of the Company (the "Board of Directors"), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement.
            As used in this paragraph, the term "USBFS" shall include USBFS's directors, officers and employees.

            USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Company" shall include the Company's directors, officers and employees.

            Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

            In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

            Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

      B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

      C. The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

      D. If USBFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

7.    DATA NECESSARY TO PERFORM SERVICES

      The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.    PROPRIETARY AND CONFIDENTIAL INFORMATION

      USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

      Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

9.    RECORDS

      USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request.

9.    COMPLIANCE WITH LAWS

      The Company has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2002 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBFS's services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors' oversight responsibility with respect thereto.

10.   TERM OF AGREEMENT; AMENDMENT

      This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Company, and authorized or approved by the Board of Directors.

11.   DUTIES IN THE EVENT OF TERMINATION

      In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company.

12.   ASSIGNMENT

      This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBFS, or by USBFS without the written consent of the Company accompanied by the authorization or approval of the Company's Board of Directors.

13.   GOVERNING LAW

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

14.   NO AGENCY RELATIONSHIP

      Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

15.   SERVICES NOT EXCLUSIVE

      Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

16.   INVALIDITY

      Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
17.   NOTICES

      Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

      Notice to USBFS shall be sent to:

            U.S. Bancorp Fund Services, LLC
            615 East Michigan Street
            Milwaukee, WI 53202
            Fax No.: (414) 905-7991

      and notice to the Company shall be sent to:

            Keeley Funds, Inc.
            401 S. LaSalle Street, Suite 1201
            Chicago, Illinois 60605
            Facsimile:  (312) 786-5001

18.   MULTIPLE ORIGINALS

      This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


KEELEY FUNDS, INC.                        U.S. BANCORP FUND SERVICES, LLC


By: /s/ John L. Keeley, Jr.              By: /s/ Joe D. Redwine
    -----------------------------------      --------------------------------

Title: President                         Title: Senior Vice President
       --------------------------------         -----------------------------

                                    EXHIBIT A
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

                                   FUND NAMES

                      SEPARATE SERIES OF KEELEY FUNDS, INC.

Name of Series                                                   Date Added
--------------                                                   ----------

                                    EXHIBIT B
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT


                             AS OF PROCESSING POLICY

      USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund's books and for which USBFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.

                                       C-1
                                    EXHIBIT C
                                     TO THE
                       TRANSFER AGENT SERVICING AGREEMENT

--------------------------------------------------------------------------------
                       TRANSFER AGENT & SHAREHOLDER SERVICES
                                ANNUAL FEE SCHEDULE
--------------------------------------------------------------------------------

SERVICE CHARGES TO THE FUND*                             QUALIFIED PLAN FEES (BILLED TO INVESTORS)
----------------------------                             -----------------------------------------
Annual Shareholder Account Fee (see minimum)                o  $15.00 /qualified plan acct (Cap at $30.00/SSN)
  o  Load Fund - $16.00 /account                            o  $15.00 /Coverdell ESA acct (Cap at $30.00/SSN)
  o  Load Fund, Level 3 - $13.00/account                    o  $25.00 /transfer to successor trustee
Annual Minimum                                              o  $25.00 /participant distribution (Excluding SWPs)
  o  $28,000 per load fund for the first 12 months          o  $25.00 /refund of excess contribution
     ($30,000 per load fund after the first 12 months)   SHAREHOLDER FEES (BILLED TO INVESTORS)
  o  $18,000 each additional class                       --------------------------------------
Basis Point                                                 o  $15.00 /outgoing wire transfer
  o  0.5 BPS on Asset Market Value                          o  $15.00 /overnight delivery
                                                            o  $ 5.00 /telephone exchange
                                                            o  $25.00 /return check or ACH
ACTIVITY CHARGES                                            o  $25.00 /stop payment
  o  Telephone Calls - $1.00 /minute                        o  $ 5.00 /research request per account (Cap at $25.00/request)
  o  Voice Response Calls - $.35 /call                         (For  requested items of the second calendar
  o  AML New Account Service - $1.00/new domestic              year [or previous] to the request)
     accounts and $2.00/new foreign account

                                                          TECHNOLOGY CHARGES
                                                          ------------------
                                                            1. Implementation Services
     AML Base Service (excl Level 3 accounts)                  o  First CUSIP - $2,000 /first CUSIP
     0-999 accounts - $500.00/year                             o  Fund Setup - $1,500 /additional CUSIP
     1,000-4,999 accounts - $1,000/year                        o  800 Service - $1,650 ATT transfer connect
     5,000-9,999 accounts - $2,500/year                        o  VRU Setup - $500 /fund group
     10,000+ accounts - $5,000/year                            o  NSCC Setup - $1,500 /fund group
                                                            2. 12b-1 Aging - $1.50 /account/year
     ACH/EFT Shareholder Services:                          3. Average Cost - $.36 /account/year
      $125.00 /month/fund group                             4. File Transmissions - subject to requirements
      $  .50 /ACH item, setup, change                       5. Selects - $300 per select
      $5.00 /correction, reversal                           6. ReportSource - No Charge - Web reporting
                                                            7. Physical Certificate Shares
OUT-OF-POCKET COSTS - Including but not limited to:            o  Setup - $750 /fund
-------------------                                            o  Issue of Certificate - $10.00/certificate transaction
  o  Telephone toll-free lines, call transfers, etc.        8. Extraordinary services - charged as incurred
  o  Mailing, sorting and postage                              o  Development/Programming - $150 /hour
  o  Stationery, envelopes                                     o  Conversion of Records - Estimate to be provided
  o  Programming, special reports                              o  Custom processing, re-processing
  o  Insurance, record retention, microfilm/fiche
  o  Proxies, proxy services
  o  Lost shareholder search
  o  ACH fees
  o  NSCC charges
  o  All other out-of-pocket expenses

* Subject to CPI increase, Milwaukee MSA.


--------------------------------------------------------------------------------

B.O.S.S - BUSINESS ON-LINE SALES REPORTING SOLUTION
---------------------------------------------------
MONTHLY SOFTWARE SUBSCRIPTION SERVICES:
  o  Access Per BOSS User: $150 /month/user
IMPLEMENTATION AND SUPPORT SERVICES:
  o Implementation - $2,500 first user ID; each additional user ID is $800 - Includes project management and data/internet portal integration applicable to Transfer Agent data flow (up to 2 years of historical data included).
  o Training - $1,000 (includes 2-day session at USBFS site for up to 10 participants on core product)
  o Development - $200 /hour - customization of BOSS product, requests for customized reports, etc.
  o Additional Options - Report Writing, Sub-Account Data Integration - Quoted separately based upon requirements
DATA MANAGEMENT SERVICES:
     o Data Storage Charge - Over 2 years of data (No charge for less than 2 years of data)
         o   Fund Group Account Base (Open/Closed) - Under 500,000 -
             $500 per month
         o   Fund Group Account Base (Open/Closed) - Over 500,000 -
             $1,000 per month
     o Monthly service fees (extracting/ storing daily transaction data). Fee based upon records processed:
         o   1-25,000 records/month - $1,200 /month
         o   25,001-50,000 records/month - $3,000 /month (over 50,000
             records/month quoted separately)
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